Exhibit 99.1

August 11, 2009

Tofutti Press Release

Company Contact:      Steve Kass
                      Chief Financial Officer
                      (908) 272-2400
                      (908) 272-9492 (Fax)

                    TOFUTTI ANNOUNCES SECOND QUARTER RESULTS

        Cranford, New Jersey -- August 11, 2009 -- TOFUTTI BRANDS INC. (AMEX
Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended June 27, 2009.

        The Company reported net sales for the thirteen week period ended June 27, 2009 of $5,229,000, a decrease of $404,000, or 7%, from the sales recorded for the thirteen weeks ended June 28, 2008. Net sales for the twenty-six week period ended June 27, 2009 decreased 9% to $9,407,000 compared with net sales of $10,288,000 for the twenty-six week period ended June 28, 2008. Sales were negatively impacted due to the elimination of certain products that were sold in the 2008 period and the continuing effects of the deteriorating economic climate.

        For the thirteen and twenty-six week periods ended June 27, 2009, the Company reported income before income taxes of $164,000 and $417,000, respectively, as compared with income before income taxes of $207,000 and $550,000 for the thirteen and twenty-six week periods in 2008. The Company's gross profit for the period ended June 27, 2009 was negatively impacted as a result of costs incurred due to a limited product recall in May 2009 for a product that was manufactured on behalf of the Company by a former co-packer in 2008. The costs associated with the recall were offset, in part, by savings in freight out expense from on-going operations.

        The Company recorded net income of $98,000 ($0.02 per share on a basic and diluted basis) for the thirteen weeks ended June 27, 2009 compared to $127,000 ($0.02 per share on a basic and diluted basis) for the thirteen weeks ended June 28, 2008. Net income for the twenty-six weeks ended June 27, 2009 was $250,000 ($0.05 per share on a basic and diluted basis) compared to $331,000 ($0.06 per share on a basic and diluted basis) for the twenty-six weeks ended June 28, 2008.

        As of June 27, 2009 the Company had cash and cash equivalents of $704,000 and working capital of approximately $3.8 million compared to cash and cash equivalents of $238,000 and working capital of $3.6 million at December 27, 2008.

        Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, "Our results in the second quarter of 2009 continue to impacted by the negative influence of the deteriorating economy, the elimination of certain low profit margin products that we sold in the 2008 period and the product recall. We do not believe the recall affected our net sales, and based on an uptick in sales that we experienced in June, we look forward to continued improvements in our sales and operating income during the remainder of the year. We will continue to concentrate on our core business of non-dairy frozen desserts and soy-cheese products and believe this strategy will result in increased sales and operating income in the future."

        TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products. TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

        Some of the statements in this press release concerning the Company's future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

                               TOFUTTI BRANDS INC.
                       Condensed Statements of Operations
                    (in thousands, except per share figures)


                                        Thirteen      Thirteen       Twenty-six       Twenty-six
                                       weeks ended   weeks ended     weeks ended      weeks ended
                                         June 27,      June 28,        June 27,        June 28,
                                           2009          2008            2009            2008
                                       -----------   -----------     -----------      -----------
Net sales........................         $5,229        $5,633          $9,407         $10,288
Cost of sales....................          3,793         4,160           6,601           7,287
                                           -----         -----           -----           -----
Gross profit.....................          1,436         1,473           2,806           3,001
Operating expenses...............          1,272         1,266           2,389           2,451
                                           -----         -----           -----           -----
Income before income taxes.......            164           207             417             550
Income tax expense...............             66            80             167             219
                                              --            --             ---             ---
Net income ......................            $98          $127            $250            $331
                                             ===          ====            ====            ====
Net income per share:
        Basic....................          $0.02         $0.02           $0.05           $0.06
                                           =====         =====           =====           =====
        Diluted..................          $0.02         $0.02           $0.05           $0.06
                                           =====         =====           =====           =====
Weighted average number of shares
  outstanding:
        Basic....................          5,176         5,558           5,178           5,588
                                           =====         =====           =====           =====
        Diluted..................          5,176         5,818           5,178           5,843
                                           =====         =====           =====           =====

                               TOFUTTI BRANDS INC.
                            Condensed Balance Sheets
                      (in thousands, except share figures)


                                                                  June 27,        December 27,
                                                                    2009              2008
                                                                    ----              ----
Assets
Current assets:
     Cash and cash equivalents                                   $  704             $  238
     Accounts receivable, net of allowance
        for doubtful accounts of $558 and $528,
        respectively                                              2,029              1,574
     Inventories                                                  2,135              2,334
     Prepaid expenses                                                 2                 19
     Refundable income taxes                                        389                555
     Deferred income taxes                                          324                324
                                                                    ---                ---
                Total current assets                              5,583              5,044
                                                                  -----              -----

Fixed assets (net of accumulated amortization
     of $31 and $29)                                                 17                 19
Other assets                                                         16                 16
                                                                    ---                ---
                                                                 $5,616             $5,079
                                                                 ======             ======

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                            $  879              $ 398
     Accrued expenses                                               629                565
     Accrued officers' compensation                                 250                500
                                                                    ---                ---
                  Total current liabilities                       1,758              1,463
                                                                  -----              -----

Commitment and Contingencies
Stockholders' equity:
      Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued                      --                 --
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,176,678 shares at June 27, 2009
         and 5,189,343 shares at December 27, 2008                   52                 52
     Retained earnings                                            3,806              3,564
                                                                  -----              -----
                 Total stockholders' equity                       3,858              3,616
                                                                  -----              -----
                 Total liabilities and stockholders' equity      $5,616             $5,079
                                                                 ======             ======